Exhibit 99.2

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

April 12, 2013

For Immediate Release:

Company name:	IR Japan, Inc.
Representative:	Shirou Terashita Representative Director, President and Chief Executive Officer
(Securities code: 6051)
Contact:	Yoshiki Hamasaki Section Chief, Corporate Planning Section
(Tel: 03-3796-1120)

Q&A Concerning the Commitment-type Rights Offering

(Allotment of Listing-type Stock Acquisition Rights without Contribution)

Please refer to the Q&A that IR Japan, Inc. (the “Company”), has prepared concerning the commitment-type rights offering (allotment of listing-type stock acquisition rights without contribution), which was announced by the Company in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” dated Friday, April 12, 2013.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Contents of the Q&A

1.	Basic Mechanism of the Commitment-type Rights Offering	P1

2.	Allotment of the Stock Acquisition Rights	P9

3.	Exercise of the Stock Acquisition Rights	P11

4.	Trading of the Stock Acquisition Rights	P15

5.	Acquisition of the Stock Acquisition Rights	P17

6.	Taxes	P18

(Reference)

	Schedule for the Rights Offering	P22

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

1. Basic Mechanism of the Commitment-type Rights Offering

Question	Answer
Q1-1 Please provide an overview of the rights offering.

A1-1

A rights offering is a fund procurement method for joint-stock corporations, according to which stock acquisition rights for the underlying common stock of a company are allotted to shareholders.

In our case, one stock acquisition right (the “Stock Acquisition Right(s)”) will be allotted for one share of the Company’s common stock, and upon the exercise of ten Stock Acquisition Rights, one share of the Company’s common stock will be issued. By setting the business day preceding the allotment date for the Stock Acquisition Rights to be the fixed date for allocation (the “Fixed Date for Allocation”), the Company shall grant the Stock Acquisition Rights without contribution to the respective shareholders as of said Fixed Date for Allocation, in proportion to the number of the Company’s common stock held thereby. If the cost for the exercise (amount to be paid upon exercise of the Stock Acquisition Rights; hereinafter the same shall apply) is paid for the granted Stock Acquisition Rights during the exercise period, shares of the Company’s common stock will be issued in proportion to the above rate (provided, however, that fractions less than one share therefrom shall be truncated).

In addition, the Stock Acquisition Rights are scheduled to be listed on the market for stock acquisition rights on the Osaka Securities Exchange (JASDAQ) (assuming that they will be listed on the Osaka Securities Exchange; hereinafter the same shall apply), and the Stock Acquisition Rights may be traded on the said market while they are listed.

Q1-2 What characteristics does the commitment-type rights offering have?

A1-2

We understand that the commitment-type rights offering has the following characteristics compared with a capital increase via a public offering or third-party allotments, which are common fund-procurement methods.

First, as the Stock Acquisition Rights will be allotted to all existing shareholders in proportion to the number of the Company’s common stock they hold with regard to the commitment-type rights offering, the existing shareholders who want to maintain their ownership may acquire the Company’s common stock after the capital increase through the payment of the necessary cost for the exercise by exercising the Stock Acquisition Rights allotted. Meanwhile, the Stock Acquisition Rights issued are scheduled to be listed on the Osaka Securities Exchange (JASDAQ), and the holders of the Stock Acquisition Rights (the “Holders”) may sell the Stock Acquisition Rights on the said market, so that existing shareholders who do not wish to exercise the Stock Acquisition Rights may sell those Stock Acquisition Rights to get the consideration therefor through market transactions.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Furthermore, compared with a non-commitment-type rights offering, the secure realization of capital procurement in the initially planned amount is a key characteristic of the commitment-type rights offering because the Company has entered into an underwriting agreement (“Commitment Agreement”) with Nomura Securities Co., Ltd. (the “Commitment Company”). More specifically, general investors may exercise the Stock Acquisition Rights during the exercise period from Friday, May 17, 2013, to Thursday, May 30, 2013. (Please note the practical exercise request period detailed in Q3-6.) It is agreed that the Stock Acquisition Rights not exercised during said period shall be acquired by the Company pursuant to the acquisition clause, then transferred to the Commitment Company in accordance with the Commitment Agreement and the Commitment Company shall exercise all the remaining Stock Acquisition Rights acquired from the Company. Accordingly, regardless of the share price change on and after the date of resolution on allotment, all the Stock Acquisition Rights that have been allotted by the commitment-type rights offering will be exercised, in principle, enabling the capital procurement in the initially planned amount.

Q1-3 What are stock acquisition rights?

A1-3

Stock acquisition rights refer to the right that allows the persons holding stock acquisition rights to exercise the rights during the exercise period to get new shares or shares of treasury share issued from the issuing company by the payment of the predetermined amount of money (Issuance of shares of treasury share is not planned in our case.).

For details of the Stock Acquisition Rights, please refer to the Company’s “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” dated Friday April 12, 2013.

Q1-4 Please provide an overview of the listing of the Stock Acquisition Rights.

A1-4

The Stock Acquisition Rights will be allotted without contribution to the shareholders who are registered or recorded on the latest shareholders’ registry of the Company as of Tuesday, April 23, 2013, which is the Fixed Date for Allocation when the applicable shareholders to whom the Stock Acquisition Rights will be allotted is determined. In addition, the Stock Acquisition Rights are scheduled to be listed on the Osaka Securities Exchange (JASDAQ) from Wednesday, April 24, 2013, the business day following said Fixed Date for Allocation, and trading of the Stock Acquisition Rights will be available on the market while they are listed on the market. The Stock Acquisition Rights are scheduled to be delisted on Friday, May 24, 2013, and the specific schedule for delisting will be announced at a later date by the Osaka Securities Exchange. The last date for trading on the market will be the business day preceding the date of delisting. Please inquire for details on trading brokerage services at the securities company that handles your brokerage account.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q1-5 What is the relationship between the listed price of the Stock Acquisition Rights and the share price of the Company’s common stock?

A1-5

In exercising the Stock Acquisition Rights, one share of the Company’s common stock can be acquired upon the exercise of ten Stock Acquisition Rights by the payment of 600 yen per Stock Acquisition Right, the cost for the exercise. In other words, a total of 6,000 yen as the cost for the exercise needs be paid by exercising ten Stock Acquisition Rights to acquire one share of the Company’s common stock.

Accordingly, the listed price of the Stock Acquisition Rights is theoretically determined depending on the supply-demand relationship among market players and other factors with reference to the basis of {(share price of the Company’s common stock - 6,000 yen)/10}.

Q1-6 What are the options for the Holders?

A1-6

There are three options available for the Holders.

1)        Exercise the Stock Acquisition Rights;

2)        Sell the Stock Acquisition Rights; or

3)        Do neither 1) nor 2).

Meanwhile, if the Holders choose Option 3), the Company will eventually acquire the Stock Acquisition Rights in accordance with the acquisition clause.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

1)        Exercise the Stock Acquisition Rights:

If a Holder chooses to exercise the Stock Acquisition Rights, he/she may acquire the corresponding shares of the Company’s common stock by paying the cost for the exercise (600 yen per Stock Acquisition Right) (together with commission fee, etc., if charged by the securities company that handles his/her brokerage account). (For details, see “3. Exercise of the Stock Acquisition Rights” below.)

Please note that the Holders each need to pay a total of 6,000 yen as the exercise price to acquire one share of the Company’s common stock by exercising ten Stock Acquisition Rights.

2)        Sell the Stock Acquisition Rights:

If a Holder chooses to sell the Stock Acquisition Rights in place of exercising them, he/she will get the sum of the contracted price for the Stock Acquisition Rights after having deducted sales commissions therefrom, but will not be able to acquire shares of the Company’s common stock. (For details, see “4. Trading of the Stock Acquisition Rights” below.)

3)        In case neither 1) nor 2) was done:

The Company will acquire the Stock Acquisition Rights as of Tuesday, June 4, 2013, in accordance with the acquisition clause and pay the property to be delivered to the Holders regarding the Stock Acquisition Rights in the form of dividend certificates as consideration for the acquisition of the Stock Acquisition Rights. The property to be delivered will be the sum that equals 70% of the amount (to be zero (0) if it is negative) being the quotient of the amount, of which 6,000 yen is deducted from the volume weighted average price (VWAP) of the regular transaction of the shares of the Company’s common stock on the Osaka Securities Exchange (JASDAQ) on Monday, June 3, 2013 (the “OSE VWAP”) (if there is no OSE VWAP on said day, the OSE VWAP on the most recent date prior to said day), divided by ten (fractions less than one yen, if any, shall be truncated). Once the Stock Acquisition Rights are thus acquired by the Company, the Holders will no longer be able to exercise the Stock Acquisition Rights to acquire shares of the Company’s common stock.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

It should be noted that the above describes general options when the Stock Acquisition Rights are allotted and that the Holders need to make decisions regarding whether to exercise, sell or do neither exercise nor sell and get the consideration for the acquisition of the Stock Acquisition Rights by the Company pursuant to the acquisition clause based on their own judgment on investment. As the Company may not provide any investment advice whatsoever concerning the Stock Acquisition Rights, our shareholders are requested to refer to the Company’s securities registration statement dated Friday, April 12, 2013 (including subsequent revisions thereto), which is made available for public inspection at EDINET (URL: http://info.edinet-fsa.go.jp/), and take responsibility for making investment decisions pertaining to the Stock Acquisition Rights. A prospectus on the Stock Acquisition Rights will not be forthcoming.

Q1-7 What options do the shareholders holding shares less than one unit have?

A1-7

In the rights offering, the Stock Acquisition Rights are allotted to the shareholders, including the shareholders who hold less than 100 shares of the Company’s common stock, 100 shares being the trading unit for the Company’s shares, at the rate of one Stock Acquisition Right per share of the Company’s common stock.

As the trading unit of the Stock Acquisition Rights is 100, the Stock Acquisition Rights in a quantity other than integral multiples of 100 cannot be traded on the market. (However, there is no such restriction on the trading unit when the Stock Acquisition Rights are traded off-market.)

Meanwhile, as the Stock Acquisition Rights may be exercised even for one, shares of the Company’s common stock can be acquired for the quantity being the product of the number of exercised Stock Acquisition Rights multiplied by 0.1, through the exercise of the Stock Acquisition Rights (However, if a fraction less than one share has occurred, that fraction shall be truncated and a part of cost paid for the exercise will have to be forfeited, in effect.).

Q1-8 Please explain the basis for setting the exercise price for the Stock Acquisition Rights (value of the property to be subscribed upon exercise of the Stock Acquisition Rights).

A1-8

As was stated in “5. Rationale for the Issuing Conditions” in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” announced as of Friday, April 12, 2013, the Company has set the exercise price for the Stock Acquisition Rights at 6,000 yen (600 yen per Stock Acquisition Right). This value was determined by comprehensively taking into account the uses of proceeds, the number of shares of the Company’s common stock planned to be issued through the exercise of the Stock Acquisition Rights and possibility of exercise of the Stock Acquisition Rights and the like.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q1-9

Please provide an overview of ex-rights for the shares of the Company’s common stock that will result from this allotment of stock acquisition rights without contribution (the “Allotment of Stock Acquisition Rights without Contribution”).

A1-9

With this Allotment of Stock Acquisition Rights without Contribution, ex-rights will be reflected in the share price of the Company’s common stock on and after Friday, April 19, 2013.

Please note that in the “Regulations Concerning Bid/Offer Price Limits” of the Osaka Securities Exchange the basic price is calculated as follows: (Closing price, cum rights + Money to be paid in exercising stock acquisition rights) ÷ (1 + Number of shares to be issued by the exercise of said Stock Acquisition Rights that are allotted to one share).

Q1-10 Will the major shareholders be exercising the Stock Acquisition Rights?

A1-10

As was stated in “6. Trends of Largest Shareholders” in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” announced as of Friday, April 12, 2013, Shirou Terashita, Representative Director and President of the Company (holding 62.47% of all of the Company’s shares issued and outstanding as of Friday, April 12, 2013), who is also the largest shareholder of the Company, reported the Company that he has entered into a memorandum with the Commitment Company, according to which all the Stock Acquisition Rights allotted through this Allotment of Stock Acquisition Rights without Contribution will be exercised.

The Company has received a report from Mr. Shirou Terashita regarding payments due to such exercise stating that he is scheduled to obtain loans and such from financial institutions for the purpose of procurement of payments for the exercise of the Stock Acquisition Rights.

In addition, he agrees with the Commitment Company that he will not take actions such as sales of the Company’s shares in principle, during the period starting on Friday, April 12, 2013 (including the same day) to Tuesday, October 8, 2013 (including the same day) (the “Lock-up Period”) in order to avoid significant impact on the exercise of the Stock Acquisition Rights by General Investors. Also, the Company has received representations from him that it is possible that part of the shares of the Company’s common stock he holds may be sold due to the repayment of the loans relating to the above payments for exercise, however, (i) he has no intention to sell within this year (2013), and (ii) he intends, as of this day, when selling on or after January 2014, considering market conditions, to take action in off-floor trading and off-market trading and as such to diminish the impact on the market share price of the shares of the Company’s common stock.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q1-11 If shares of the Company’s common stock are issued all at once through the exercise of the Stock Acquisition Rights, won’t the stock value be greatly diluted?

A1-11

As the Stock Acquisition Rights are allotted in proportion to the number of shares of the Company’s common stock that the respective existing shareholders hold, we believe that principally each shareholder’s ownership will not be diluted if such an existing shareholder exercises all the Stock Acquisition Rights allotted thereto.

In addition, as explained in Q1-9, through this Allotment of Stock Acquisition Rights without Contribution, ex-rights will be reflected in the share price of the Company’s common stock from Friday, April 19, 2013. As the Stock Acquisition Rights will be listed on the Osaka Securities Exchange (JASDAQ), if an existing shareholder does not want to exercise the Stock Acquisition Rights, he/she may sell the Stock Acquisition Rights on the said market after the listing thereof. The scheme is therefore designed to allow the existing shareholders to mitigate any economic loss that they might incur by the dilution of the stock value to some extent.

Q1-12 Please explain how the shares of the Company’s common stock are treated in margin transactions (e.g., treatment of rights, handling of the prohibited actual receipt of stock purchased).	A1-12 As for various treatment types regarding margin transactions, inquire for details at the securities company that handles your brokerage account.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q1-13 How will cumulative stock investments and mini investment in stocks be handled?

A1-13

Shareholders are requested to consult with the respective securities companies that handle their brokerage accounts about the handling of cumulative stock investments and mini investment in stocks.

Q1-14 Are there restrictions on the allotment, exercise and trading of the Stock Acquisition Rights that apply to shareholders residing overseas?

A1-14

There are possible restrictions on the allotment, exercise and trading of the Stock Acquisition Rights for shareholders residing overseas under applicable laws and regulations. Therefore, the respective shareholders residing overseas are requested to consult with attorneys and the like who are experts in the applicable laws and regulations that might be applied thereto. In particular, any exercise for the Stock Acquisition Rights is supposed to be conducted based on exemption provision of registration obligation by Rule 801 under the U.S. Securities Act, which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S under the U.S. Securities Act. Accordingly, any shareholders residing overseas will be required to represent on the exercise request form that the Stock Acquisition Rights to be exercised have been obtained through this allotment of the Stock Acquisition Rights without contribution or a transfer made in accordance with Regulation S.

Furthermore, for the purpose of compliance with foreign laws and regulations, in exercising the Stock Acquisition Rights, each Holder, including Holders residing in Japan, will be deemed to have made certain representations and warranties concerning offering, acquisition, exercise and so on of the Stock Acquisition Rights (for details, please refer to paragraph 5, sub-paragraph 7 of Terms and Conditions for Issuance of the Stock Acquisition Rights attached as reference to the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” announced as of Friday, April 12, 2013).

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

2. Allotment of the Stock Acquisition Rights

Question	Answer
Q2-1 How many Stock Acquisition Rights will be allotted for shares held?

A2-1

The number of Stock Acquisition Rights allotted will be the same as the number of shares of the Company’s common stock held by each of the shareholders registered or recorded on the latest shareholders’ registry of the Company as of the Fixed Date for Allocation to whom the Stock Acquisition Rights will be allotted.

Q2-2 What does one need to do to receive the Allotment of Stock Acquisition Rights without Contribution?

A2-2

The Fixed Date for Allocation to whom the Stock Acquisition Rights will be allotted is Tuesday, April 23, 2013. If your name has been registered or recorded on the latest shareholders’ registry as of that date, no particular procedures are required for you to receive the Allotment of Stock Acquisition Rights without Contribution. Also, the last trading date for the shares of the Company’s common stock to which the Stock Acquisition Rights are attached will be Thursday, April 18, 2013.

Given that the Stock Acquisition Rights will be allotted without contribution, there is no payment necessary for the allotment. In exercising the Stock Acquisition Rights, you need to pay the cost for the exercise (600 yen per Stock Acquisition Right) multiplied by the number of Stock Acquisition Rights to be exercised (together with commission fee, etc., if charged by the securities company that handles your brokerage account).

Q2-3 Will certificates for the Stock Acquisition Rights be issued for the Stock Acquisition Rights? How can the shareholders confirm the allotment of the Stock Acquisition Rights?

A2-3

Certificates for the Stock Acquisition Rights will not be issued for the Stock Acquisition Rights. It is the Company’s understanding that, typically, on the business day following the Fixed Date for Allocation to whom the Stock Acquisition Rights will be allotted, which is Tuesday, April 23, 2013, the balance of the Stock Acquisition Rights will show up in the brokerage account of each of the shareholders registered or recorded on the latest shareholders’ registry as of the Fixed Date for Allocation. For details, please contact the securities company that handles your brokerage account.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q2-4 Following the Allotment of Stock Acquisition Rights without Contribution of the Stock Acquisition Rights, what documents will be sent, where and when?

A2-4

About a week after the Fixed Date for Allocation to whom the Stock Acquisition Rights will be allotted, a shareholder allotment notice pertaining to the Stock Acquisition Rights, etc., will be sent to the address of each shareholder registered or recorded on the latest shareholders’ registry as of the Fixed Date for Allocation.

The Stock Acquisition Rights can be traded from Wednesday, April 24, 2013 (the date scheduled for listing the Stock Acquisition Rights), before you receive a shareholder allotment notice pertaining to the Stock Acquisition Rights, etc. These Stock Acquisition Rights can be exercised from Friday, May 17, 2013. To exercise or trade the Stock Acquisition Rights, please consult the securities company that handles your brokerage account.

Q2-5 Can the Stock Acquisition Rights be allotted for treasury share?	A2-5 The Stock Acquisition Rights cannot be allotted for shares of the Company’s treasury shares in accordance with Article 278, paragraph (2) of the Companies Act.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

3. Exercise of the Stock Acquisition Rights

Question	Answer
Q3-1 How many shares will be received by exercising the Stock Acquisition Rights?

A3-1

Upon payment of the cost for the exercise (600 yen per Stock Acquisition Right) multiplied by the number of the Stock Acquisition Rights to be exercised, (together with commission fee, etc., if charged by the securities company that handles your brokerage account) to the Company through the securities company at which your balance of the Stock Acquisition Rights is recorded and by submitting the prescribed exercise request form, you will acquire shares of the Company’s common stock for the quantity being the product of the number of exercised Stock Acquisition Rights multiplied by 0.1 (However, if a fraction less than one share occurs, that fraction shall be truncated.), through the exercise of the Stock Acquisition Rights. A total of 6,000 yen as the cost of the exercise needs be paid by exercising ten Stock Acquisition Rights to acquire one share of the Company’s common stock.

Q3-2 Is there anything we need to heed in exercising the Stock Acquisition Rights?

A3-2

Through the exercise of the Stock Acquisition Rights, you can acquire the quantity of Company’s common stock being the product of the number of exercised Stock Acquisition Rights multiplied by 0.1 (However, if a fraction less than one share has occurred, that fraction shall be truncated.). Therefore, to acquire the Company’s common stock through the exercise of the Stock Acquisition Rights, it is necessary to exercise integral multiples of ten Stock Acquisition Rights.

Q3-3 What does one need to do to receive the delivery of the trading unit?

A3-3

Through exercising 1,000 Stock Acquisition Rights, you can receive the delivery of 100 shares being the trading unit for the Company.

Please note that through exercising Stock Acquisition Rights less than 1,000, only shares less than one unit can be acquired.

Also, if you want to cash shares less than one unit acquired through the exercise of the Stock Acquisition Rights, you need to conduct purchase demand of shares less than one unit separately.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q3-4 Can we exercise part of the multiple Stock Acquisition Rights we hold (e.g., 1,000 Stock Acquisition Rights out of 2,000)?

A3-4

Given that the number of Stock Acquisition Rights that can be exercised begins with one, each Holder of multiple Stock Acquisition Rights is allowed to exercise part of the Stock Acquisition Rights held by one Stock Acquisition Right. Therefore, for instance, a Holder of 2,000 Stock Acquisition Rights can exercise 1,000 Stock Acquisition Rights and sell the remaining 1,000 in the market.

Although the Terms and Conditions for Issuance provides that “None of the Stock Acquisition Rights shall be partially exercised,” that refers to part of one Stock Acquisition Right (e.g., 0.5 Stock Acquisition Rights) that cannot be exercised and does not prohibit any Holders of multiple Stock Acquisition Rights from exercising some of those rights by unit.

However, given that the trading unit in the market is 100 shares, if the number of shares of the Company’s common stock issued goes under 100 after exercising the Stock Acquisition Rights, a Holder cannot trade the issued shares of the Company’s common stock by the Company in the market. Also, please be careful about the number of Stock Acquisition Rights to be exercised. If a Holder exercises the Stock Acquisition Rights in a number other than integral multiples of ten, as indicated in Q3-2 above, a fraction less than one share is generated in the number of shares allotted to him/her and such fractions are truncated, thereby obliging you to forfeit part of the cost paid for the exercise, in effect.

Q3-5 Is it possible to exercise part of one Stock Acquisition Right (e.g., 0.5 Stock Acquisition Rights)?

A3-5

As stipulated in the Terms and Conditions for Issuance, “None of the Stock Acquisition Rights shall be partially exercised,” it is not allowed to exercise part of one Stock Acquisition Right (e.g., 0.5 Stock Acquisition Rights). However, as explained in Q3-4 above, this stipulation does not prohibit a person holding multiple Stock Acquisition Rights from exercising some of those rights by unit (e.g., 1,000 of 2,000 Stock Acquisition Rights).

Q3-6 Until when will it be possible to exercise the Stock Acquisition Rights?

A3-6

The period for general Holders to exercise the Stock Acquisition Rights at the counterparty securities company where their respective balances of the Stock Acquisition Rights are recorded will be from Friday, May 17, 2013, through Wednesday, May 29, 2013 (about two weeks). (Although Thursday, May 30, 2013, is included in the exercise period under the Companies Act, the practical exercise request period would be only until within the business hours of Wednesday, May 29, 2013, on the basis of days available at securities companies for the brokerage services for the exercise of Stock Acquisition Rights.) However, as the period for accepting claims for exercising the Stock Acquisition Rights may be different from the above description depending on the securities company, each Holder is requested to consult with the securities company that handles his/her brokerage account.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q3-7 What procedures do we need to take to exercise the Stock Acquisition Rights?

A3-7

To exercise the Stock Acquisition Rights, the Holder needs to fill out the required items on the prescribed exercise request form, stamp your seal and submit it to the securities company where your balance of the Stock Acquisition Rights is recorded. At the same time, the cost for the exercise (600 yen per Stock Acquisition Right) should be paid (together with commission fee, etc., if charged by the securities company that handles your brokerage account).

However, as procedures may vary by securities company, each Holder is requested to consult with the securities company that handles your brokerage account about the specific procedures.

Please note that the exercise agent of the Stock Acquisition Rights (the Company’s Transfer Agency Services Department ) indicated in the Terms and Conditions for Issuance of the Stock Acquisition Rights may not accept claims of exercise directly from the Holders.

Q3-8 Where can we obtain the exercise request forms to exercise the Stock Acquisition Rights?

A3-8

The exercise request forms can be obtained at the securities company that handles your brokerage account.

Also, the exercise request form on the Company’s homepage (http://www.irjapan.net/ir_info/rights.html) will be available to be printed out.

However, although each securities company is requested to use exercise request forms with the same content, each Holder is requested to consult with the securities company that handles your brokerage account regarding whether an exercise request form of the above type may be accepted.

Q3-9 By exercising the Stock Acquisition Rights, when will the shares be available?

A3-9

After the counterparty securities company that records the balance of the Stock Acquisition Rights accepts submission of the exercise request form and payment for exercising the Stock Acquisition Rights from the Holder, on the third business day after a request for exercising the Stock Acquisition Rights is made and the cost for the exercise is paid to the Company from the said securities company, the balance of shares of the Company’s common stock to be issued by exercising the Stock Acquisition Rights will show up on his/her brokerage account at the counterparty securities company of the Holder, and from said day, typically, the Holder may start trading such shares on the Osaka Securities Exchange (JASDAQ). Given that the days required for the procedure may vary by securities company, each Holder is requested to consult with the securities company that handles his/her brokerage account about the specific procedures.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q3-10 How much are the expenses to exercise the Stock Acquisition Rights?

A3-10

Given that the expenses for exercising the Stock Acquisition Rights may vary by securities company, each Holder is requested to consult with the securities company that handles your brokerage account.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

4. Trading of the Stock Acquisition Rights

Question	Answer
Q4-1 What procedures should be taken to trade the Stock Acquisition Rights in the market?

A4-1

It is the Company’s understanding that trading of the Stock Acquisition Rights in the market may be made through the securities company that handles your brokerage account. However, each Holder is requested to consult with the securities company that handles his/her brokerage account for details such as the necessary procedures for that and the final date for accepting the request for trading brokerage services.

Q4-2 What will the market trading unit be for the Stock Acquisition Rights?

A4-2

The trading unit for the Stock Acquisition Rights will be the same as the unit for the Company’s listed common stock, which is 100. The Stock Acquisition Rights in a quantity other than integral multiples of 100 cannot be traded on the market. (However, there is no such restriction on the trading unit when the Stock Acquisition Rights are traded off-market.)

Q4-3 Can we trade shares resulting from exercising the Stock Acquisition Rights allotted for shares less than one unit?

A4-3

Given that the trading unit of the Company’s common stock is 100 shares, you cannot trade shares of the Company’s common stock in a number other than the unit of 100 shares in the market. (However, there is no such restriction on the trading unit when the shares of the Company’s common stock are traded off-market.)

Q4-4 How much money can be made by selling the Stock Acquisition Rights in the market?	A4-4 The amount subtracting sales commissions and other fees from the contracted price for Stock Acquisition Rights is set by the market.

Q4-5 When can I receive money after selling the Stock Acquisition Rights in the market?

A4-5

Three business days after the date when the Stock Acquisition Rights sales contract was executed, payments will be deposited in your brokerage account at your securities company. However, as the procedures for the sale of the Stock Acquisition Rights may vary by securities company, each Holder is requested to consult with the securities company that handles your brokerage account about the specific procedures.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q4-6 How much is the cost for trading the Stock Acquisition Rights in the market?

A4-6

To trade the Stock Acquisition Rights in the market, you need to pay a sales commission to your securities company for handling the business. Please contact your securities company for the specific amount of the commission.

Q4-7 In case the Stock Acquisition Rights are acquired through market transactions, what procedures should we take to exercise such rights?

A4-7

The Stock Acquisition Rights acquired in the market will be transferred three business days after the Stock Acquisition Rights sales contract was executed. The procedure for exercising such Stock Acquisition Rights will be the same as for the Stock Acquisition Rights that were initially allotted; please see above Q3-7. (Such Stock Acquisition Rights are exercised after they are transferred.) However, as the procedures may vary by securities company, each Holder is requested to consult with the securities company that handles his/her brokerage account about the specific procedures.

Q4-8 When can we trade the Stock Acquisition Rights?

A4-8

The Stock Acquisition Rights are scheduled to be listed on the Osaka Securities Exchange (JASDAQ) on Wednesday, April 24, 2013, the date following the Fixed Date for Allocation. During the period when the Stock Acquisition Rights are listed on the market, the trading of those Stock Acquisition Rights is possible there. The Stock Acquisition Rights are scheduled to be delisted on Friday, May 24, 2013, and the specific schedule for delisting will be announced at a later date by the Osaka Securities Exchange. The last date for trading on the market will be the business day preceding the date of delisting. Please inquire for details on trading brokerage services at the securities company that handles your brokerage account.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

5. Acquisition of the Stock Acquisition Rights

Question	Answer
Q5-1 How will the Stock Acquisition Rights be treated if they are not exercised?

A5-1

All Stock Acquisition Rights not exercised by the Holders during the exercise period from Friday, May 17, 2013, to Thursday, May 30, 2013, (Please note the practical exercise request period detailed in Q 3-6 above.) will be acquired by the Company on Tuesday, June 4, 2013, and the Holders pertaining to non-exercised Stock Acquisition Rights will be paid property in the form of dividend certificates as consideration for the acquisition. (The property to be delivered could be 0 yen, depending on the OSE VWAP on Monday, June 3, 2013 (see Q 5-2 below)). If the Stock Acquisition Rights are thus acquired by the Company, the Holders cannot exercise the Stock Acquisition Rights to acquire shares of the Company’s common stock after such acquisition.

Q5-2 How will the property to be delivered for the Stock Acquisition Rights be determined?

A5-2

The property to be delivered per Stock Acquisition Right will be cash that equals 70% of the amount (to be zero (0) if it is negative) being the quotient of the amount, of which 6,000 yen is deducted from the OSE VWAP on Monday, June 3, 2013 (if there is no OSE VWAP on said day, the OSE VWAP on the most recent date prior to said day), divided by ten (fractions less than one yen, if any, shall be truncated).

Q5-3 How will the property to be delivered for the Stock Acquisition Rights be paid?

A5-3

The property to be delivered will be paid in the form of dividend certificates to the Holders of non-exercised Stock Acquisition Rights, although the actual date of payment has not yet been determined. (It is possible that such date will be in or after July 2013.)

Q5-4 What will happen to the acquired Stock Acquisition Rights?

A5-4

All of the non-exercised Stock Acquisition Rights acquired by the Company as per the acquisition clause are planned to be transferred to the Commitment Company on Wednesday, June 5, 2013, as per the Commitment Agreement. The Commitment Company is expected to exercise all such Stock Acquisition Rights.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q5-5 How will the transfer price of the Stock Acquisition Rights to the Commitment Company be determined?

A5-5

The transfer price of one Stock Acquisition Right to the Commitment Company will equal 90% of the amount (to be zero (0) if it is negative) being the quotient of the amount, of which 6,000 yen is deducted from the OSE VWAP on Monday, June 3, 2013 (if there is no OSE VWAP on said day, the OSE VWAP on the most recent date prior to said day), divided by ten (fractions less than one yen, if any, shall be truncated); provided, however, that, if the result of the above calculation is zero (0), the Commitment Company will acquire all of the Company-acquired non-exercised Stock Acquisition Rights for one yen in total.

Q5-6 Is it certain that the Commitment Company will exercise the Stock Acquisition Rights acquired from the Company?

A5-6

Pursuant to the Commitment Agreement, the Commitment Company will exercise all of the Stock Acquisition Rights acquired from the Company no later than Thursday, June 6, 2013, in principle. However, the Stock Acquisition Rights may neither be transferred to nor exercised by the Commitment Company or the Commitment Agreement could be cancelled in the event of material violation of obligations specified in said Agreement or elsewhere by the Company or serious circumstances that could adversely affect the Company’s business performance.

6. Taxes

This section describes the understanding of the Company on the tax matters relating to the Stock Acquisition Rights that concern individual shareholders and the Holders.

Notwithstanding such understanding, it is advised that the Company’s shareholders and the Holders, either individual or institutional, confer with their certified tax accountants or other applicable specialists or the securities companies that handle their brokerage accounts about the tax matters and securities accounts concerning the Stock Acquisition Rights.

The tax matters concerning the Stock Acquisition Rights for the Holders residing overseas may differ from those applicable in Japan due to differences in the applicable laws and regulations. Therefore, Holders residing overseas are encouraged to consult with attorneys, certified tax accountants or other experts who are familiar with the applicable laws and regulations in their respective countries.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Question	Answer
Q6-1 Will the Stock Acquisition Rights go into a special account or a general account?

A6-1

Irrespective of which account—special or general—is used to manage the shares of the Company’s common stock held by shareholders, the Stock Acquisition Rights acquired through the Allotment of Stock Acquisition Rights without Contribution from the Company may be deposited in a special account.

If the Stock Acquisition Rights are acquired through market trading, they may be deposited in a special account.

In addition, the shares of the Company’s common stock to be issued through the exercise of the Stock Acquisition Rights managed through a special account may be deposited in a special account.

As there might be differences from company to company in how to deal with the above matters, consult your securities company for details.

Q6-2 What about the taxes pertaining to the transfer of the Stock Acquisition Rights?

A6-2

The acquisition cost for the Stock Acquisition Rights acquired through the Allotment of Stock Acquisition Rights without Contribution will be 0 yen as a rule. The acquisition cost for the Stock Acquisition Rights acquired through market trading will equal the cost of the acquisition (which includes sales commissions).

If the Stock Acquisition Rights are transferred by consigning sales thereof to a securities company, a gain from that transfer, which equals the transfer price less the acquisition cost and the cost of the transfer, inclusive of applicable consumption taxes, will be taxable.

Note 1: The rate of tax on a transfer gain for 2013 will be 10% (7% income tax, 3% residence tax). In addition, a special income tax for reconstruction equaling 2.1% of the income tax will be imposed.

Note 2: The rate of tax on a transfer gain for 2014 and thereafter will be 20% (15% income tax, 5% residence tax). In addition, a special income tax for reconstruction equaling 2.1% of the income tax will be imposed annually for the period until December 31, 2037.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q6-3

If the Stock Acquisition Rights managed through a general account are transferred by consigning sales thereof to a securities company, will any gains from the transfer need to be declared on a tax return?

A6-3 We understand that there are cases that require such declaration.

Q6-4 How much will the acquisition cost be for shares of the Company’s common stock to be newly acquired by exercising the Stock Acquisition Rights?

A6-4

Such acquisition cost will be as follows according to how the Stock Acquisition Rights are acquired.

1)   If the Stock Acquisition Rights are acquired through the Allotment of Stock Acquisition Rights without Contribution The acquisition cost will be “the amount to be paid in upon exercise per Stock Acquisition Right” × “the number of exercised Stock Acquisition Rights.”

2)   If the Stock Acquisition Rights are acquired through market trading

The acquisition cost will be calculated by multiplying the acquisition cost per share being the sum of “the amount to be paid in upon exercise per Stock Acquisition Right” and (“the acquisition cost immediately before the exercise of Stock Acquisition Rights, including the sales commissions for the acquisition” ÷ “the number of Stock Acquisition Rights held immediately before the exercise thereof) by “the number of exercised Stock Acquisition Rights.”

We understand, as explained in Q1-9, that ex-rights will be reflected in the share price of the Company’s common stock from Friday, April 19, 2013, as a result of this Allotment of Stock Acquisition Rights without Contribution, but will not be reflected in the acquisition cost in relation to taxation for shares of Company’s common stock that were held by shareholders before the Allotment of Stock Acquisition Rights without Contribution.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Q6-5 In the event of delisting, any non-exercised Stock Acquisition Rights will be acquired by the issuing company as per the acquisition clause. In that case, how will it be taxed?

A6-5

Pursuant to the acquisition clause, any non-exercised Stock Acquisition Rights will be acquired by the Company. In that case, the amount obtained by deducting the acquisition cost for the Holders acquiring the Stock Acquisition Rights from the acquisition cost for the Company’s acquisition of the Stock Acquisition Rights will be taxable as a gain (or a loss if such amount is below zero(0)) from the transfer of the Stock Acquisition Rights.

The non-exercised Stock Acquisition Rights acquired by the Company will be withdrawn from the special account at the time of delisting and therefore will not be included in the calculation of the special account.

Note: The rate of tax on a gain from the transfer of unlisted Stock Acquisition Rights is 20% (15% income tax, 5% residence tax). In addition, a special income tax for reconstruction equaling 2.1% of the income tax will be imposed annually for the period until December 31, 2037.

Please note that the following is an unofficial English translation of the original Japanese text of the Q&A Concerning the Commitment-type Rights Offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

«Schedule for the Rights Offering»

Note:	The procedures for and the period for accepting the sale and purchase of the Stock Acquisition Rights, and the period and method for accepting a request for the exercise of the Stock Acquisition Rights may vary by securities company. Therefore each Holder is requested to consult with the securities company that handles his/her brokerage account.

For any inquiries, contact:

Corporate Planning Section, IR Japan, Inc.

03-3796-1120 (9 a.m. to 6 p.m. weekdays except national holidays)